Stock Purchase Agreement

Among

the Wayne and Naomi Harris Trust of 2001, dated December 11, 2001,

1ST AUTO TRANSPORT DIRECTORY, INC.,

And

DEALERTRACK, INC.

July 15, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”) is made as of July 15, 2012, by and among DealerTrack, Inc., a Delaware corporation (“Buyer”), the Wayne and Naomi Harris Trust of 2001, dated December 11, 2001 (“Seller”), 1st Auto Transport Directory, Inc., a Delaware corporation (“Company”) and, solely with respect to Section 7.8 and Section 11.4, Wayne Harris and Naomi Harris.

RECITALS

WHEREAS, Seller owns all issued and outstanding shares (“Shares”) of capital stock of the Company.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares for the consideration and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFOR, the parties hereto hereby agree as follows:

Agreement

ARTICLE I

DEFINITIONS

Section 1.1           Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Action” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or San Diego, California.

“Buyer” shall have the meaning set forth in the Preamble.

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“Buyer Loss” shall have the meaning set forth in Section 10.2.

“Buyer’s Accountant” shall have the meaning set forth in Section 2.3(b).

“Buyer’s Deductible” shall have the meaning set forth in Section 10.5(a).

“Change in Control Payments” shall mean the aggregate amount of all change in control, sale, “stay-around,” retention, severance or similar bonuses or payments to current or former directors, officers, employees or consultants of the Company which shall be payable in connection with this Agreement or the Contemplated Transactions, excluding any and all payments pursuant to the Employee Severance Agreements entered pursuant to Section 8.2(f).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.3(b).

“Closing Balance Sheet Dispute Notice” shall have the meaning set forth in Section 2.3(d).

“Closing Date” shall mean the date of the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” shall have the meaning set forth in Section 3.19(a).

“Company Debt” shall mean the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Company Employees” shall have the meaning set forth in Section 3.19(a).

“Company Intellectual Property” shall have the meaning set forth in Section 3.17(b).

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“Company Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that has or would reasonably be expected to result in a material and adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company. Notwithstanding the foregoing, none of the following changes, effects, events, occurrences, states of facts or developments shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: changes, effects, events, occurrences, states of facts or developments (a) relating to or resulting from economic conditions in general in the United States or the global economy or capital or financial markets generally, (b) relating to or resulting from changes in legal or regulatory conditions or in authoritative interpretations thereof, (c) relating to any change in the accounting requirements applicable to the Company, (d) relating to or resulting from changes generally in the industry or markets in which the Company operates, (e) resulting from the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, (f) resulting from any actions taken by Buyer or its Affiliates after the date hereof and prior to the Closing Date, (g) resulting from compliance by the Company or Seller with the terms of this Agreement, (h) resulting from the failure of the Company to meet or realize any projections, forecasts or business plans of the Company (provided that the changes, effects, events, occurrences, states of facts or developments giving rise to or causing such failure may be taken into account) and (i) resulting from the failure of the Company to obtain the prior written consent of the Landlord (as defined in the Lease Agreement defined below) in connection with the Contemplated Transactions pursuant to the terms of that certain Lease Agreement (the “Lease Agreement”) dated July 2, 2009 between ECI Two Scripps LLC and the Company, except, in the case of clauses (a) through (d) above, to the extent that such changes, effects, events, occurrences, states of facts or developments have a disproportionate effect on the Company compared to other companies or businesses which operate in the same industries in which the Company operates.

“Company Policies” shall have the meaning set forth in Section 3.22.

“Company’s Business” shall mean the business conducted by the Company as of the date of this Agreement.

“Confidentiality Agreement” shall mean the Confidential Disclosure Agreement entered into as of April 5, 2012 by and between the Company and Buyer.

“Contemplated Transactions” shall mean the purchase and sale of the Shares and the other transactions expressly required to be performed by this Agreement and the Escrow Agreement.

“Contract” shall mean any written or oral contract, lease, license or other agreement that is legally binding and to which the Company is a party.

“Copyrights” shall mean copyrights (whether registered or not), registrations and applications therefor and other rights associated with original works of authorship (whether by statute, common law or otherwise), including rights to any computer software code (whether in object code or source code format).

“Domain Names” shall mean Internet domain names, social media accounts, and registrations and applications therefor.

“Employment Agreements” shall have the meaning set forth in Section 3.20(b).

“Environmental Laws” shall mean all Governmental Orders and Laws enacted or otherwise created by any Governmental Authority that govern, regulate or otherwise affect the environment or the generation, handling, and disposal of Hazardous Materials, including, but not limited to, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Toxic Substances Control Act and their state counterparts.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.19(a).

“Final Resolution Date” shall have the meaning set forth in Section 2.3(c).

“Financial Statements” shall have the meaning set forth in Section 3.9.

“Fundamental Representations” shall have the meaning set forth in Section 10.1.

“GAAP” shall mean United States generally accepted accounting principles.

“Governing Document” shall mean any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity.

“Governmental Authority” shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of any of the foregoing.

“Governmental Authorization” shall mean any consent, license, permit or registration issued or granted by any Governmental Authority or pursuant to any Law; provided, that, any consent that may be required by a Governmental Authority as a party to an agreement acting in such Governmental Authority’s proprietary capacity rather than its regulatory capacity shall be deemed not to be a Governmental Authorization.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Harris Employment Agreement” shall have the meaning set forth in Section 8.1(i).

“Hazardous Materials” shall mean the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws as a potential or actual hazard to the environment or human health and safety.

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“Indebtedness” means, for any Person without double counting, (a) all indebtedness or other obligations of such Person (i) for borrowed money and/or (ii) evidenced by notes, bonds or similar instruments, (b) obligations of such Person for the deferred purchase price of property or services, conditional sale obligations or title retention policies (excluding trade accounts payable), (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (d) all obligations owed pursuant to any letter of credit or interest rate, currency swap or hedging agreement or transaction, (e) any of the foregoing obligations which is secured by a Lien on the property or assets of such Person, and (f) any of the foregoing for which such Person is liable as an obligor, guarantor, surety or otherwise.

“Indemnitee” shall have the meaning set forth in Section 10.4.

“Indemnitor” shall have the meaning set forth in Section 10.4.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.3(d).

“Intellectual Property Rights” shall mean, collectively anywhere throughout the world, Copyrights, Domain Names, Know-How Rights, Patent Rights and Trademark Rights.

“Intellectual Property Agreements” shall mean all Contracts pursuant to which (a) the Company has obtained from any Unrelated Third Party a license under any Intellectual Property Rights material to the conduct of the Company’s Business, or (b) the Company has granted to any Unrelated Third Party a (sub)license under any Intellectual Property Rights owned by or licensed to the Company, excluding, in each case, any agreements for “shrink-wrap,” “click-wrap” and other standard end-user license agreements at a cost of less than $20,000 per title; any licenses for non-customized or off-the shelf products which are generally available; work-for-hire agreements, agreements with subcontractors and consultants, confidentiality agreements, employee invention assignment and other employee and contractor agreements; and website agreements and terms of use.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.9.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.9.

“IRS” shall mean the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

“Know-How Rights” shall mean rights to any trade secrets, proprietary information and other know-how rights (whether at law, in equity or otherwise).

“Knowledge” shall mean (a) with respect to Buyer, the knowledge (after reasonable inquiry) of the executive officers of Buyer and (b) with respect to the Company or Seller, the knowledge (after reasonable inquiry) of Wayne Harris, Naomi Harris or the individual listed on Schedule 1.1.

“Law” shall mean any Federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order.

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“Leased Properties” shall mean the real property listed in Section 3.13(b) of the Company Disclosure Schedule.

“Liens” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

“Loss” shall have the meaning set forth in Section 10.2.

“Material Agreements” shall have the meaning set forth in Section 3.12(a).

“Net Working Capital” shall mean, as of a given date, the difference calculated by subtracting (a) the current liabilities of the Company as of such date from (b) the current assets of the Company as of such date.

“Net Working Capital Statement” shall have the meaning set forth in Section 2.3(a).

“Oasis Service Agreement” shall mean that certain Service Agreement, dated November 4, 2010, by and between Oasis Outsourcing, Inc. and the Company.

“Party” shall mean (a) prior to the Closing, Seller and the Company, collectively, on the one hand, and Buyer, on the other, and (b) after the Closing, Seller, on the one hand, and Buyer and the Company, collectively, on the other.

“Patent Rights” shall mean all rights worldwide relating to any issued patents and pending patent applications, including any provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations, extensions and counterparts thereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Signing Event” shall have the meaning set forth in Section 7.4.

“Pre-Closing Period” shall mean any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchase Price Adjustment” shall have the meaning set forth in Section 2.3(e).

“Real Property Leases” shall mean the real estate leases and subleases to which the Company is a party and pursuant to which the Company occupies and/or operates the Leased Properties for the conduct of the Company’s Business.

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“Registered Intellectual Property” shall have the meaning set forth in Section 3.17(a).

“Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Sales Taxes” shall have the meaning set forth in Section 6.1(d).

“Sales Tax Returns” shall have the meaning set forth in Section 6.1(d).

“Section 338(h)(10) Election” shall mean an election to have the provisions of Section 338(h)(10) of the Code and corresponding or similar provisions of state and local law apply to the acquisition of the Company.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Excluded Obligations” shall mean any and all (a) Seller Transaction Expenses, (b) Change in Control Payments, and/or (c) Company Debt, in each case that remain unpaid at Closing.

“Seller Loss” shall have the meaning set forth in Section 10.3.

“Seller’s Accountant” shall have the meaning set forth in Section 2.3(a).

“Seller’s Deductible” shall have the meaning set forth in Section 10.5(b).

“Seller Transaction Expenses” shall mean the aggregate amount of any and all fees and expenses incurred but not paid by Seller or the Company in connection with the Contemplated Transactions (whether or not invoiced or payable as of the Closing), including (a) all brokers’, finders’ or similar fees, and (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts.

“Shares” shall have the meaning set forth in the recitals.

“Significant Customer” shall have the meaning set forth in Section 3.15.

“Significant Supplier” shall have the meaning set forth in Section 3.15.

“Straddle Period” shall mean a Tax period which includes but does not end on the Closing Date.

“Target Net Working Capital” shall have the meaning set forth in Section 2.3(a).

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“Tax” or “Taxes” shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additions to tax with respect thereto.

“Tax Return” shall mean any return, report, estimate, declaration of estimated tax, claim for refund, information statement or return relating to Taxes (including any schedule or attachment thereto and any amendment thereof) filed or required to be filed with a Governmental Authority.

“Termination Date” shall have the meaning set forth in Section 10.1.

“Third Party Claim” shall have the meaning set forth in Section 10.4.

“Trademark Rights” shall mean all trademarks (whether registered or not), service marks (whether registered or not), trade names, brand names, logos and other source identifiers, registrations and applications for any of the foregoing, and all of the goodwill relating thereto.

“Treasury Regulations” shall mean the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

“Unrelated Third Party” shall mean any Person other than Seller and the Company.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1           Acquisition of Shares.

(a)          Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller, the Shares in exchange for aggregate consideration of Seventy-Four Million Dollars ($74,000,000) minus the amount of all Seller Excluded Obligations, as adjusted pursuant to Section 2.3(a) (collectively, the “Purchase Price”), payable as set forth in Section 2.2 below.

(b)          On the Closing Date, Buyer, on Seller’s behalf, shall deliver or cause to be delivered cash in an amount equal to $8,000,000 (the “Escrow Amount”) to U.S. Bank National Association, as escrow agent (the “Escrow Agent”) pursuant to the provisions of the escrow agreement in the form attached as Exhibit C hereto (the “Escrow Agreement”). The Escrow Agreement shall be entered into on the Closing Date by and among Buyer, Seller, and the Escrow Agent, and the Escrow Amount shall provide Buyer with recourse against the amounts held in escrow by the Escrow Agent with respect to the Seller’s indemnification obligations under Article X, subject to the terms and conditions set forth in the Escrow Agreement and in Article X of this Agreement. The Escrow Amount (or any portion thereof) shall be distributed to Seller and Buyer at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The fees and expenses to establish the Escrow Agreement shall be paid by Buyer.

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Section 2.2           Closing. The purchase and sale of the Shares (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, CA 94304, at 10:00 a.m. (local time) on the later of (i) August 1, 2012 or (ii) the date that is five (5) Business Days following the satisfaction of all conditions to Closing set forth in Article VIII of this Agreement, or at such other date and time as the parties to this Agreement may otherwise agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. At the Closing, Seller will deliver to Buyer certificates representing the Shares duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, in proper form for transfer, and otherwise in form and substance reasonably acceptable to Buyer, against delivery by Buyer to Seller of the Purchase Price minus the Escrow Amount by wire transfer of immediately available funds to an account designated in writing by Seller. All amounts are payable in U.S. dollars.

Section 2.3           Working Capital Adjustment.

(a)          The Company shall deliver to Buyer at least three (3) days prior to the expected Closing Date a statement (the “Net Working Capital Statement”) setting forth an estimate of the Net Working Capital as of the Closing Date, together with a certification thereon by Seller’s accountant (“Seller’s Accountant”). If the Net Working Capital Statement is reasonably acceptable to Buyer, the Purchase Price shall be increased, dollar for dollar, by the amount by which the Net Working Capital as of the Closing Date is greater than Sixty-Three Thousand Two Hundred Sixty-Four Dollars ($63,264) (the “Target Net Working Capital”) and shall be decreased, dollar for dollar, by the amount by which the Net Working Capital as of the Closing Date is less than the Target Net Working Capital. If the Net Working Capital Statement is not reasonably acceptable to Buyer and the Parties cannot come to a mutual agreement on the amount of the estimated Net Working Capital prior to the Closing, the Parties shall proceed with the Closing without adjusting the Purchase Price at the Closing pursuant to this Section 2.3(a) and the only adjustment to the Purchase Price shall be pursuant to the procedures in Section 2.3(b)-(e) below.

(b)          As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer, at its cost and expense, shall cause the following to be prepared and delivered to Seller (collectively, the “Closing Balance Sheet”): (i) an unaudited balance sheet of the Company as of the Closing Date which reflects the financial position of the Company as of the Closing Date, together with a certification thereon by Buyer’s Chief Financial Officer, prepared in accordance with GAAP consistently applied with the historical financial statements of the Company; and (ii) a statement based on such Closing Balance Sheet which sets forth in detail a calculation of the Net Working Capital of the Company on the Closing Date; provided that for purposes of preparing the Closing Balance Sheet the following principles shall be applied: no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the Contemplated Transactions. Buyer shall provide to Seller’s Accountant access to any and all work papers used in the preparation of the Closing Balance Sheet. During and after the preparation of the Closing Balance Sheet and Net Working Capital calculation, Buyer shall provide Seller and their representatives with timely access to the records of the Company used in connection with the preparation of the Closing Balance Sheet and the Net Working Capital calculation, including work papers, trial balances and similar materials prepared by Buyer.

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(c)          Except as set forth below, the Closing Balance Sheet and the accompanying Net Working Capital calculation shall be deemed to be, and shall be, final, binding and conclusive on the Parties upon the earlier of (such earlier date, the “Final Resolution Date”): (i) Seller’s delivery of a written notice to Buyer of Seller’s approval of the Closing Balance Sheet and Net Working Capital calculation; (ii) the failure of Seller to notify Buyer in writing of a dispute with the Closing Balance Sheet or Net Working Capital calculation within sixty (60) days of the delivery of such documents to Seller; (iii) the resolution of all disputes relating to the Closing Balance Sheet, as set forth in the Closing Balance Sheet Dispute Notice, pursuant to Section 2.3(d), by a duly authorized representative of Buyer, Seller, and Seller’s Accountant; and (iv) the resolution of all disputes relating to the Closing Balance Sheet, as set forth in the Closing Balance Sheet Dispute Notice, pursuant to Section 2.3(d), by the Independent Accounting Firm.

(d)          Seller may dispute any amounts reflected on the Closing Balance Sheet on the basis of errors or of the Closing Balance Sheet not being prepared in accordance with Section 2.3(b), by delivery of a written notice to Buyer within sixty (60) days of the delivery of the Closing Balance Sheet by Buyer to Seller (the “Closing Balance Sheet Dispute Notice”). The Closing Balance Sheet Dispute Notice shall set forth in reasonable detail the basis for such dispute, and shall be accompanied by a certificate of Seller’s Accountant that it concurs with each of the positions taken by Seller in the Closing Balance Sheet Dispute Notice. If Seller delivers an Closing Balance Sheet Dispute Notice to Buyer, a duly authorized representative of Buyer, Seller and Seller’s Accountant shall attempt to reconcile the Parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the duly authorized representatives of Buyer, Seller and Seller’s Accountant are unable to reach a resolution on any disputed amounts within thirty (30) days after the delivery of the Closing Balance Sheet Dispute Notice, the Parties shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”). The Parties shall use commercially reasonable efforts to cause the Independent Accounting Firm to submit a report to Buyer and Seller with a determination regarding the remaining disputed items within thirty (30) days after submission of the matter to such Independent Accounting Firm, and such report shall be final, binding and conclusive on Buyer and Seller. During the thirty (30) day review by the Independent Accounting Firm, each of Buyer and Seller shall make available to the Independent Accounting Firm such individuals and such books and records and other information as may be reasonably requested by the Independent Accounting Firm to make its final determination. The fees and expenses of the Independent Accounting Firm incurred pursuant to the procedures in this Section 2.3(d) shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of all disputed items that are unsuccessfully disputed by each such party (as finally determined pursuant to this Section 2.3(d)) bears to the total amount of disputed items.

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(e)          The Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount by which the actual Net Working Capital as of the Closing Date determined in accordance with Section 2.3(b)-(d) is greater or less than the amount of the estimated Net Working Capital as of the Closing Date determined in accordance with Section 2.3(a), or if the Parties could not reach agreement on such estimated amounts, the Target Net Working Capital. Any such adjustment to the Purchase Price shall be referred to as a “Purchase Price Adjustment.” If the Purchase Price increases as a result of the Purchase Price Adjustment, Buyer shall pay any additional amount due to Seller by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date. If the Purchase Price decreases as a result of the Purchase Price Adjustment, Seller shall pay such amount to Buyer by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date. The Party required to make a payment under this Section 2.3(e) shall also pay interest on such amount required to be paid from and including the Closing Date but excluding the date of payment thereof at the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the disclosure schedule (which shall be numbered to correspond to the applicable sections of this Agreement to which such exception refers, provided, however, that the disclosures set forth in any section of the Company Disclosure Schedule shall be deemed to be an exception to any other representation or warranty of the Company or Seller contained in the Agreement to the extent that the relevance of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure) (the “Company Disclosure Schedule”), delivered by the Company to Buyer concurrently herewith and attached hereto as Schedule A, the Company and Seller hereby jointly and severally represent and warrant to Buyer that each of the following representations and warranties contained in this Article III are true and correct.

Section 3.1           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and to enter into and perform its obligations under the Agreement and to consummate the Contemplated Transactions. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Buyer true and complete copies of its certificate of incorporation and bylaws, in each case as amended through the date of this Agreement. The stock certificate and transfer books and the minute books of the Company (which have been made available for inspection by Buyer prior to the date hereof) are true and complete.

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Section 3.2           Authorization; Enforceability. This Agreement and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action by the Company, and the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3           Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Company; (b) conflict with or violate any Law, Governmental Order or Governmental Authorization applicable to the Company or any of its assets or properties; (c) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination, or in a right of termination or cancellation, of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any Lien on any of the properties or assets of the Company under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any Material Agreement to which the Company is a party, or by which the Company or any of its properties is bound or affected, except, with respect to clauses (b) and (c), for such conflicts, violations, invalidations, breaches, defaults, terminations, cancellations, accelerations, rights, Liens or results as would not reasonably be expected to be material to the Company.

Section 3.4           Governmental Authorizations. No Governmental Order or filing with any Governmental Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement or consummation of the Contemplated Transactions, except (a) those that may be required as a result of the nature of the business or ownership of Buyer and (b) those the failure of which to obtain or make would not reasonably be expected to be material to the Company.

Section 3.5           Capitalization and Voting Rights.

(a)          The authorized capital stock of the Company consists of One Thousand Five Hundred (1,500) shares of common stock without par value, of which One Hundred (100) shares are issued and outstanding and constitute the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.

(b)          The Shares are all duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right created by statute, the Governing Documents or any Contract and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

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(c)          There are no outstanding options, warrants, rights (including right of first refusal, conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or issuance by the Company of any Shares or similar equity or ownership interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote. The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding by Seller, which affects or relates to the voting or giving of written consents with respect to any security of the Company. The Company is not under any contractual or other obligation to register any of its presently outstanding securities. There are no rights of first refusal, co-sale rights or registration rights granted by the Company or Seller with respect to the Shares.

Section 3.6           Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, joint venture, limited liability company, partnership, association or other business entity.

Section 3.7           Litigation. There are no material Actions pending or, to the Knowledge of the Company or Seller, threatened against the Company. To the Knowledge of the Company or Seller, (i) the Company is not party or subject to or in default under any Governmental Order and (ii) there is no pending or threatened investigation of, or affecting, the Company.

Section 3.8           Compliance with Laws; Governmental Authorizations. (a) The Company has all material Governmental Authorizations necessary for the operation of the Company’s Business; (b) all such material Governmental Authorizations are in full force and effect and no Action is pending, or to the Company’s or Seller’s Knowledge, threatened to suspend, revoke, or terminate any such Governmental Authorization; and (c) the Company has otherwise materially complied with all applicable Laws and Governmental Authorizations in respect of the operation of the Company’s Business. The Company is and has been in compliance with the U.S. Foreign Corrupt Practices Act and any similar foreign laws. Neither the Company nor Seller are making any representation or warranty in this Section 3.8 with respect to real estate matters, environmental matters, Intellectual Property Rights matters or Taxes (except to the extent relating to employee benefit matters), it being agreed that the representations and warranties of the Company with respect to such matters are exclusively addressed in Sections (a)  3.13, (b) 3.23, (c) 3.17 and (d) 3.21 and 3.11(b) (to the extent relating to any action described in Section 7.2(b)(viii)), respectively.

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Section 3.9           Financial Statements. The Company has made available to Buyer (a) its unaudited balance sheets and statements of operations and retained earnings at and for the fiscal years ended December 31, 2010 and December 31, 2011; and (b) an unaudited balance sheet (the “Interim Balance Sheet”) of the Company as at March 31, 2012 (the “Interim Balance Sheet Date”) and the related statement of income, at and for the period then ended (collectively, the “Financial Statements”), internally prepared by Company management. The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, as applicable, the financial condition and results of operations of the Company as of the dates, and for the periods, indicated therein in conformity with GAAP except that (i) the Company’s revenues are recognized when paid and therefore no provision for deferred revenue has been made, (ii) as specifically described in Section 3.9 of the Company Disclosure Schedule, the Financial Statements do not contain all footnotes required by GAAP and (iii) the Interim Balance Sheet and the related statement of income are subject to normal year-end adjustments.

Section 3.10         No Undisclosed Liabilities. The Company has no material liabilities of a nature required by GAAP to be reflected on a consolidated balance sheet or in the notes thereto, other than (a) as disclosed, reflected or reserved against in the Financial Statements (including the notes thereto), (b) liabilities incurred in the ordinary course of business subsequent to the Interim Balance Sheet Date or (c) as disclosed in the Company Disclosure Schedule.

Section 3.11         Absence of Changes. Except as contemplated by this Agreement (including the Company Disclosure Schedule hereto), since December 31, 2011, (a) the Company’s Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) no action has been taken that if such action were taken after the date hereof would require the consent of Buyer pursuant to Section 7.2, and (c) there has not been any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have any Company Material Adverse Effect.

Section 3.12         Material Agreements.

(a)          Section 3.12 of the Company Disclosure Schedule sets forth a list of all Contracts, other than the (x) Real Property Leases, (y) Intellectual Property Agreements and (z) Employment Agreements, which are addressed in Sections 3.13, 3.17 and 3.20 (the Real Property Leases, Intellectual Property Agreements, Employment Agreements and the Contracts listed in Section 3.12 of the Company Disclosure Schedule, collectively, the “Material Agreements”), to which the Company is a party and by which it is currently bound that involve:

(i)          obligations or commitments by the Company that involve payments in excess of Three Hundred Thousand Dollars ($300,000) due or payable after the date of this Agreement, that have a remaining term of at least 12 months, and are not terminable by the Company, without penalty, upon sixty (60) days’ notice or less;

(ii)         (A) the purchase or sale of any business, corporation, partnership, joint venture or other business organization, (B) acquisition, sale or similar Contract or other Contract relating to the acquisition or disposition of assets of the Company (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, (C) rights of first refusal or first offer or similar rights or that could require the disposition of any material assets or line of the Company, or (D) agreements with earn-out, deferred or contingent payment obligations on the part the Company in excess of $50,000;

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(iii)        (A) the creation, incurrence, assumption or guaranty of Indebtedness in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate, or the granting of a Lien on the Company’s Leased Properties or assets to secure such Indebtedness, or (B) a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(iv)        (A) covenant of the Company not to compete, (B) exclusivity provisions binding on the Company or granted by the Company to any Person, or (C) any other restriction, in each case that materially limits or impairs the ability of the Company to freely conduct its business, to enter into Contracts with any person or to engage in any line of business or that otherwise purports to restrict the business activity of the Company, including (i) provisions of the type commonly referred to as a “most favored nation” provision, or (ii) provisions pursuant to which the Company or Seller has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis;

(v)         agreement, contract or other arrangement with (i) Seller or any Affiliate of Seller or (ii) any officer, director, shareholder or employee of the Company, Seller or any other Affiliate of Seller;

(vi)        joint venture or partnership agreement relating to a partnership or joint venture in which the Company has an ownership interest;

(vii)       (A) continuing Contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar Contract, (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person in excess of $100,000 and is not terminable by the Company by notice of not more than sixty (60) days for a cost of less than $10,000, or (D) Contracts providing for capital expenditures;

(viii)      a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $100,000 by the Company;

(ix)         a Contract (including a purchase or sales order), involving (i) payment by the Company of more than $100,000, (ii) the obligation of the Company to deliver products or services for payment of more than $100,000 or (iii) extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice), other than purchase or sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;

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(x)          lease, sublease or similar Contract with any person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sub-lessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $200,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $100,000;

(xi)         (A) agreement between any Governmental Authority and the Company, or (B) agreements relating to any resolution or settlement of any actual or threatened legal proceeding by or against the Company in the five (5) years preceding the date of this Agreement;

(xii)        Contract providing for indemnification of any person with respect to material liabilities relating to any current or former business of the Company or any predecessor person;

(xiii)       Contracts pursuant to which the Company has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code that is owned by and material to the Company, including any agreements that provide for source code escrow agreements; and

(xiv)      any material amendment, supplement, restatement, or other modification relating to any of the foregoing.

(b)          To the Knowledge of the Company and Seller, (i) all Material Agreements are valid, binding and in full force and effect and (ii) the Company has performed all material obligations required to be performed by it to date under all Material Agreements. The Company is not (and, to the Company’s and Seller’s Knowledge, no other party is) in breach of or default under any Material Agreement, and, to the Company’s and Seller’s Knowledge, no event has occurred or condition exists that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Agreement, in each case except for such breaches, defaults, events or conditions which would not reasonably be expected to have a Company Material Adverse Effect. No event exists that with notice, the passage of time or both would constitute a material default by the Company under any Material Contract. The Company has not received any written or, to its Knowledge, oral claim of default under or cancellation of any Material Contract.

Section 3.13         Real Property.

(a)          The Company does not hold fee title to any real property.

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(b)          Section 3.13(b) to the Company Disclosure Schedule contains a list of all real property and interests in real property leased or subleased by the Company (the “Leased Properties”) and identifies any material base leases and reciprocal easement or operating agreements relating thereto. The Company has good and valid title to the leasehold estates in all Leased Properties, in each case free and clear of all Liens. To the Company’s and Seller’s Knowledge there are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the material improvements upon each Leased Property, no significant repairs thereof are required, and all periodic maintenance has been done and is being done consistent with first class maintenance standards for real property of similar size and age in the vicinity of such Leased Property.

(c)          The Company has not assigned or transferred to any Unrelated Third Party any interest in or option to acquire any interest in the Real Property Leases and has not sublet any portion of the Leased Properties or granted any possessory rights (or option to acquire any possessory rights) to the Leased Properties to any Unrelated Third Party, other than customary license and concession agreements entered into in the ordinary course of the Company’s Business.

(d)          The Company has not received any written notice of any default by the Company under the Real Property Leases which default has not been cured, and to the Company’s and Seller’s Knowledge, each of the Real Property Leases is in full force and effect.

Section 3.14         Accounts Receivable. All accounts receivable of the Company reflected on the Interim Balance Sheet are:

(a)          a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses and conditions precedent;

(b)          a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and

(c)          fully collectible within sixty (60) days, subject to trade discounts provided in the ordinary course of business and any allowance for doubtful accounts contained in the Interim Balance Sheet.

Section 3.15         Significant Customers and Suppliers. No single customer, or group of Affiliated customers, comprised more than Five Percent (5%) of the sales revenues of the Company for the fiscal year ended December 31, 2011. No single supplier, or group of Affiliated suppliers, comprised more than Five Percent (5%) of the expenses of the Company for the fiscal year ended December 31, 2011. Section 3.15 of the Company Disclosure Schedule sets forth the Company’s top ten (10) suppliers based on amounts paid or payable by the Company to such suppliers over the 12 complete calendar months ended prior to the date hereof (each, a “Significant Supplier”).

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Section 3.16         Personal Property. The Company has good and marketable title to its tangible personal property reflected on the Financial Statements or thereafter acquired, other than those disposed of since the Interim Balance Sheet Date, in each case free and clear of all Liens other than as would not reasonably be expected to have a Company Material Adverse Effect. Such properties and assets are sufficient for the operation of the Company’s business as currently conducted and are in good operating condition, subject to normal wear and tear. Neither the Company nor Seller are making any representation or warranty in this Section 3.16 with respect to Leased Properties or Intellectual Property Rights matters, it being agreed that such matters are exclusively addressed in Sections 3.13 and 3.17, respectively.

Section 3.17         Intellectual Property Rights.

(a)          Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Rights that are both (i) owned by or applied for in the name of the Company and (ii) registered or filed with or issued by a Governmental Authority (“Registered Intellectual Property”). The Company is the exclusive owner of all right, title and interest in and to the Registered Intellectual Property, free and clear of all Liens, other than non-exclusive licenses with respect thereto granted by the Company in the ordinary course of the Company’s Business. No acts or omissions of the Company would cause the Registered Intellectual Property to be invalid, and to the Company’s and Seller’s Knowledge, each item of Registered Intellectual Property is enforceable (other than for applications therefor). The Company exclusively owns all right, title and interest in and to, free and clear of all Liens (other than for non-exclusive licenses granted by the Company in the ordinary course of the Company’s Business) all Company Intellectual Property that is not licensed to the Company.

(b)          Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Agreements. Each Intellectual Property Agreement is a valid and binding agreement of the Company, enforceable against the Company or, to the Company’s and Seller’s Knowledge, the counterparty thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company has not received written notice prior to the date hereof of any default under any Intellectual Property Agreement, and neither the Company, nor to the Company’s and Seller’s Knowledge, any other party to any such agreement, is in material breach thereof. The Company has made available to Buyer complete and accurate copies of all Intellectual Property Agreements. The Company has not granted any exclusive rights or licenses to any Person with respect to any Intellectual Property Rights that are owned by, or licensed to, the Company and are used or held for use in the Company’s Business (“Company Intellectual Property”).

(c)          The Company has complied with all applicable legal requirements and the requirements of all applicable Governmental Authorities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Registered Intellectual Property, including the submission of all necessary filings and fees, and no Registered Intellectual Property has lapsed, expired or been abandoned. The Company has not been party to any Actions, and there are no Actions pending or, to the Knowledge of the Company and Seller, threatened against the Company contesting the validity, enforceability, ownership or use of any Company Intellectual Property, except where such Action would not be reasonably expected to have a Company Material Adverse Effect.

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(d)          The Company has not received any written notice or communication asserting that the conduct of the Company’s Business infringes, misappropriates, unlawfully uses or otherwise violates any Intellectual Property Rights of any Unrelated Third Party. The conduct of the Company’s Business does not infringe, misappropriate, unlawfully use or otherwise violate any Intellectual Property Rights of any Unrelated Third Party, nor does it constitute unfair competition or unfair trade practices under the laws of any jurisdiction, except in each case which would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company and Seller, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property owned by the Company (“Company Owned IP”) by any Person. The Company has not sent any written notice to any Unrelated Third Party alleging infringement, misappropriation or unauthorized use of any Company Owned IP. None of the Company Owned IP nor the Company is subject to any proceeding or order, settlement agreement or stipulation which (i) restricts in any manner the use, transfer or license by the Company of any Company Owned IP or (ii) affects the validity, use or enforceability of any Company Owned IP.

(e)          The Company has not provided or made available to any Unrelated Third Party the source code to any software owned by the Company or algorithm relating thereto (“Company Software”), and the Company is not bound by or party to any contract pursuant to which (i) the Company is obligated to provide to any Unrelated Third Party any such source code or (ii) the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any such source code.

(f)          Section 3.17(f) of the Company Disclosure Schedule sets forth a list of all Publicly Available Software (as defined below) that, to the Company’s and Seller’s Knowledge, is used by the Company in its products or services. No Company Software incorporates, is comprised of or distributed with any Publicly Available Software or is otherwise subject to the provisions of any “open source,” “copyleft” or third party license agreement that (i) requires distributing or making publicly available Company Software in source code form; (ii) imposes any restriction on the consideration to be charged in connection with the distribution of Company Software; or (iii) provides any third party with the right to make derivative works of, decompile, disassemble or otherwise reverse engineer Company Software. As used herein, the term “Publicly Available Software” means any software that contains or is derived in any manner from any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models. The Company is in material compliance with all terms and conditions of the applicable licenses with respect to Publicly Available Software used in the Company’s Business, including all attribution requirements.

(g)          The Company has taken commercially reasonable and customary measures necessary to maintain the confidentiality, and to protect the value and ownership, of the Know-How Rights of the Company.

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(h)          All information technology systems and networks used by the Company in the operation of the Company’s Business is sufficient for the conduct of the Company’s Business as currently conducted. The Company uses commercially reasonable and customary measures to protect the security and integrity of all such information technology systems, and the Company is not aware of any material security breaches, operational failures or defects with respect thereto. All of the Company’s products and the technology relating thereto are free of any “back door,” “time bombs,” “Trojan horse, “worm,” “drop dead device,” virus or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of the Company’s products and the technology or data relating thereto.

(i)          The Company has provided and provides complete and accurate notice of its privacy policies on its websites, and the Company’s privacy practices conform to such privacy policies in all material respects. The Company’s privacy policies are posted in a clear and conspicuous location on its websites. The Company has not and does not collect or use any of the information from web site visitors or other parties, received through its web sites or otherwise, in a manner that in any way violates applicable Laws or its privacy policies. Except as required to process a transaction requested by a customer of the Company, or to provide the Company’s products or services, or otherwise as provided in its privacy policies, the Company has not disclosed, nor has it had any obligation to disclose, any personal information to any third party. Without limiting the generality of the foregoing, to the extent that the Company handles any payment card information, the Company materially complies with, and at all times has materially complied with, the Payment Card Industry Data Security Standard and all related applicable card brand regulations, as required under any contractual or other obligation. The Company has taken commercially reasonable steps (including, without limitation, implementing and monitoring compliance with commercially reasonable measures with respect to technical, administrative, and physical security of personal information) to protect consumer or customer personal information the Company receives through any of its websites or otherwise or which it stores in its computer systems against reasonably-foreseeable loss and against reasonably foreseeable unauthorized access, use, or disclosure. During the three (3) year period prior to the date hereof, there have been no material breaches known by the Company of any Company security measures or any unauthorized access to personal information known by the Company, and there has been no unauthorized disclosure of electronic communications or personal information by the Company or any of its agents. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will comply with all applicable laws relating to privacy and with the Company’s privacy policies. The Company has not received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(j)          Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of this Agreement or any of the Contemplated Transactions will conflict with or result in any modification, cancellation, termination, suspension or material limitation on Buyer’s right, title or interest in or to any Intellectual Property Rights of the Company. All Company Owned IP is, and after the Closing will be, fully transferable, alienable and licensable by the Company without restrictions and without payment of any kind to any third Person (subject to non-exclusive licenses granted by the Company with respect thereto in the ordinary course of the Company’s Business). Immediately following the Closing, the Company will be permitted to exercise all of the Company’s rights under the Intellectual Property Agreements to the same extent that the Company would have been able to exercise such rights at such time had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration, other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred.

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(k)          All current and former officers and employees of the Company have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property Rights arising from services performed during their employment by the Company. All current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement in the form provided to Buyer regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property Rights arising from services performed for the Company by such persons. To the Knowledge of the Company and Seller, no such officer, employee or independent contractor is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such officer, employee or independent contractor with the Company. No current or former employee, independent contractor, officer or director of the Company (i) owns any Intellectual Property Rights used or held for use by the Company or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property Rights, except in each case which would not reasonably be expected to have a Company Material Adverse Event.

Section 3.18         Employees and Consultants.

(a)          Section 3.18(a) of the Company Disclosure Schedule sets forth a list of each current employee of the Company, including each employee on leave of absence or layoff status, such list to include such employee’s: name, job title, current compensation paid or payable, and vacation accrued as of July 8, 2012.

(b)          Section 3.18(b) of the Company Disclosure Schedule sets forth a list of each individual who is currently performing services for the Company and is classified as a “consultant” or “independent contractor,” such list to include such individual’s compensation and whether the Company is party to a consulting or independent contractor agreement with such individual.

Section 3.19         Employee Benefit Plans.

(a)          Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA; and (ii) each other employee benefit plan, agreement, policy or arrangement that is currently maintained, or to which the Company otherwise currently makes contributions or otherwise may have any liability, or that any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, contributes to or otherwise may have any liability, for the benefit of the employees of the Company (“Company Employees”) (collectively, “Company Benefit Plans”). Copies of the following have been made available to Buyer: (1) each Company Benefit Plan or summary thereof, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law), (3) where applicable, the most recent Internal Revenue Service determination, notification, or opinion letter received with respect to each applicable Company Benefit Plan, (4) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Company Benefit Plan, and (5) all material written agreements and contracts currently in effect with respect to any Company Benefit Plan, including (without limitation) administrative service agreements and group insurance contracts.

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(b)          Neither the Company nor any ERISA Affiliate currently or in the past has maintained or contributed to any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or any welfare benefit plan which provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (or comparable state law).

(c)          Each Company Benefit Plan has been maintained and administered in substantial compliance with its terms and with applicable Law, including ERISA and the Code, and there are no pending investigations, legal proceedings or other claims, suits or, to the Company’s and Seller’s Knowledge, threatened suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would reasonably be expected to give rise to any material liability (except claims for benefits payable in the normal operation of the Company Benefit Plans).

(d)          Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has been the subject of a determination, notification, or opinion letter from the Internal Revenue Service to the effect that such plan is qualified under Sections 401(a) of the Code, and, to the Company’s and Seller’s Knowledge, no event has occurred that would reasonably be expected to result in the revocation of any such letter.

(e)          The transactions contemplated by this Agreement will not give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code. Except as otherwise contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan.

(f)          No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any Company Employee residing or working outside the United States.

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Section 3.20         Labor Agreements and Actions.

(a)          None of the employees of the Company are represented by a labor organization, labor union or trade union for the purposes of collective bargaining. The Company is not party to any collective bargaining agreement, labor agreement, work rules or practices or other labor-related agreements or arrangements. No labor organization, labor union, trade union or group of employees of the Company has made a pending demand on the Company for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation presently pending or threatened in writing to the Company with respect to the Company’s employees. To the Company’s and Seller’s Knowledge, there are no organizing activities with respect to any employees of the Company. No labor disputes, strikes, lockouts, slowdowns, or work stoppages against or affecting the Company have occurred in the last three years.

(b)          Section 3.20 of the Company Disclosure Schedule sets forth a list of all written employment agreements between the Company, on the one hand, and any employee of the Company, on the other (the “Employment Agreements”). To the Company’s and Seller’s Knowledge, none of the Company or any employee of the Company is in material breach of any Employment Agreement.

(c)          There are no employment or labor-related lawsuits, administrative charges, or written complaints against the Company pending or, to the Company’s and Seller’s Knowledge, threatened before any court or administrative agency with jurisdiction over labor or employment matters that, if determined or resolved adversely, would reasonably be expected to give rise to any material liability.

(d)          Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is in substantial compliance with applicable Laws with respect to employment, employment practices, and terms, conditions and classification of employment (including, without limitation, applicable Laws regarding wage and hour requirements, employee classification, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act). During the eighteen months prior to the date of this Agreement, the Company has not effectuated a “plant closing” or “mass layoff” as defined in the Workers’ Adjustment and Retraining Notification Act, or undertaken any similar action requiring notice.

Section 3.21         Taxes.

(a)          The Company has duly and timely filed all material Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. All material Taxes shown on all such Tax Returns or on subsequent assessments thereto have been timely paid in full. The Company is not delinquent in the payment of any Tax required to be paid by it. No deficiencies for any Tax have been proposed (tentatively or definitively), asserted or assessed against the Company and there is no basis for any such deficiency, assessment or charge.

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(b)          To the Company’s and Seller’s Knowledge, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(c)          There are no Liens with respect to material Taxes upon any asset of the Company other than Liens for current Taxes not yet due and payable.

(d)          The Company is not currently a party and has not in the past been a party to any Tax audit, formal administrative or judicial Tax proceeding, or closing agreement. The Company has not received any notice from any Governmental Authority that any such audit or other proceeding is pending, threatened or contemplated. The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.

(e)          The Company has made a valid election under Section 1362 of the Code and any corresponding or similar provisions of state and local law to be treated as an “S corporation” and has at all times since the date it was organized qualified and will continue to qualify until the Closing Date as an “S corporation” for purposes of the Code and any corresponding or similar provisions of state and local law, and neither Seller nor the Company has taken any action or failed to take any action that would result in the termination, revocation or disqualification of such election. Seller is, and has at all times during which it owned an interest in the Company been, a trust described in Section 1361(c)(2)(A)(i) of the Code. The Company has delivered to Buyer a copy of the form filed by the Company with the IRS in making the election under Section 1362 of the Code and any applicable corresponding or similar state and local elections and the notice received by the Company from the IRS and any applicable state or local Tax authorities confirming acceptance of such election. The Company will not be liable for any Tax under Section 1374 of the Code (or any corresponding or similar provision of state or local law) in connection with the Contemplated Transactions.

(f)          The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company has complied with all reporting and recordkeeping requirements.

(g)          The Company is not (i) a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated U.S. federal income Tax Return, other than a group of which the Company is the common parent, which would cause the Company to be liable for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) liable for Taxes of another Person either by contract or by reason of being a transferee or successor of such Person, (iii) a party to any agreement relating to the allocation, sharing or indemnification of Taxes, or (iv) required to make any adjustment pursuant to Section 481(a) of the Code.

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(h)          The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date. The Company has not made an election under Section 108(i) of the Code or any corresponding or similar provision of state or local law to defer the recognition of cancellation of indebtedness income.

(i)          The Company has not participated in any way in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(j)          The Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time since the date it was organized.

Section 3.22         Insurance. Section 3.22 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by or on behalf of the Company on the date of this Agreement (the “Company Policies”). With respect to the Company Policies: (a) all are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder; (b) to the Company’s and Seller’s Knowledge, all Company Policies have been complied with in all material respects by the policyholder; and (c) to the Company’s and Seller’s Knowledge, there is no pending claim under any Company Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof, which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.23         Environmental Law. To the Company’s and Seller’s Knowledge, the Company has not received any notice from any Governmental Authority claiming any material violation by the Company of any Environmental Law, or requiring any investigation or remediation of Hazardous Materials under any Environmental Law at any Leased Properties. To the Company’s and Seller’s Knowledge, the Company is and has been in compliance in all material respects with all Environmental Laws. This Section 3.23 contains the sole and exclusive representations and warranties with respect to any environmental matters, including any matters arising from any Environmental Law.

Section 3.24         Affiliate Transactions. There are no existing Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between the Company, on the one hand, and any of the directors, officers, employees or other Affiliates of the Company or Seller, on the other hand, except with respect to any of the Company’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits. None of the Material Agreements set forth in Section 3.12 between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, will continue in effect subsequent to the closing, and after the Closing, none of the Affiliates of Seller will have any interest in any property (real or personal, tangible or intangible) or Contract used by or pertaining to the Company. Seller provides no material services to the Company.

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Section 3.25         No Brokers. The Company is not obligated under any Contract which would result in the obligation of the Company to pay any finder’s fee, brokerage or agent’s commissions in connection with the negotiations leading to this Agreement or the consummation of the purchase and sale of the Shares, except for the amounts payable to Roth Capital Partners, LLC pursuant to the Letter Agreement dated December 27, 2011 between Roth Capital Partners, LLC and the Company.

Section 3.26         Accounts; Safe Deposit Boxes; Powers of Attorney; Officers. Section 3.26 of the Company Disclosure Schedule sets forth (i) a true and correct list of all existing bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon; (ii) all currently effective powers of attorney granted by the Company and those persons authorized to act thereunder; (iii) all officers and directors of the Company; and (iv) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder.

Section 3.27         Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND IN ARTICLE IV, THE COMPANY AND Seller DO NOT MAKE ANY, AND HEREBY EXPRESSLY DISCLAIM ANY AND ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY RELATING TO THE SHARES, THE COMPANY OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTIBILITY, WORKMANSHIP, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OR any representation or warranty, express or implied, as to the accuracy or completeness of any information, DOCUMENTS OR MATERIAL transmitted, provided or MADE AVAILABLE TO BUYER or its representatives IN ANY PHYSICAL OR ONLINE "Data Rooms," Management presentations or in any other form in expectation of the CONTEMPLATED TRANSACTIONS, including any projection, forecast or other forward-looking information and any information contained in any information memorandum. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV, THE PURCHASE AND SALE OF THE COMPANY IS BEING MADE ON AN “AS IS, WHERE IS” BASIS AND WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF Seller

Seller hereby represents and warrants to Buyer that each of the following representations and warranties contained in this Article IV are true and correct.

Section 4.1           Title to and Transfer of the Shares. Seller owns the Shares free and clear of any Liens (other than restrictions imposed by applicable securities Laws) and has and will have the authority to sell and transfer such Shares to Buyer pursuant to this Agreement. The transfer and delivery of the Shares owned by Seller to Buyer as contemplated by this Agreement shall transfer good and valid title to such Shares to Buyer, free and clear of all Liens except for such Liens arising as a result of any action taken by Buyer or any of its Affiliates. Other than this Agreement, such Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

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Section 4.2           Authorization; Enforceability. This Agreement, the Escrow Agreement and the consummation of the Contemplated Transactions have been duly authorized by Seller and Seller has full power and authority to execute and deliver this Agreement, the Escrow Agreement and to perform its obligations hereunder and thereunder. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties to this Agreement and the Escrow Agreement, this Agreement and the Escrow Agreement constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Seller is a trust duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and all requisite power and authority to own, operate and lease its properties and assets, including the Shares, to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and the Escrow Agreement and to consummate the Contemplated Transactions. None of the Seller and/or the Company meets the size of person test for purposes of the provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976 set forth in 15 U.S.C. §18(a)(2) and the regulations promulgated under the HSR Act (the “HSR Act”).

Section 4.3           Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement do not, and, assuming all Governmental Authorizations required have been obtained or made, the consummation of the Contemplated Transactions will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of Seller, (b) conflict with or violate any Law applicable to Seller, (c) violate, conflict with or breach any material Contract to which Seller or its trustee or beneficiaries are a party, or (d) result in the creation of any Lien on any of the properties or assets of Seller. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Seller or its Affiliates is required in connection with the consummation of the Contemplated Transactions other than those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

Section 4.4           No Brokers. Seller is not obligated under any Contract which would result in the obligation of Seller to pay any finder’s fee, brokerage or agent’s commissions in connection with the negotiations leading to this Agreement or the consummation of the purchase and sale of the Shares.

Section 4.5           Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened against Seller that, if determined or resolved adversely, may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 5.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now conducted.

Section 5.2           Authorization; Enforceability. This Agreement, the Escrow Agreement and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action by Buyer and Buyer has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. Assuming due authorization, execution and delivery of this Agreement and the Escrow Agreement by the other parties hereto and thereto, this Agreement and the Escrow Agreement constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.3           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not, and the consummation of the Contemplated Transactions will not directly or indirectly (with or without notice or lapse of time): (a) violate, conflict with or result in the breach of any provision of the Governing Documents of Buyer or any resolution adopted by the board of directors or the stockholders of Buyer; or (b) conflict with or violate any Law applicable to Buyer.

Section 5.4           Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Buyer or its Affiliates is required in connection with the consummation of the Contemplated Transactions, other than those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

Section 5.5           Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or its Affiliates (a) challenging or seeking to restrain, delay or prohibit any of the Contemplated Transactions or (b) preventing Buyer from performing in all material respects its obligations under this Agreement.

Section 5.6           Private Placement. Buyer is acquiring the Shares for its own account and not with a view to the resale or distribution thereof in violation of the Securities Act. Buyer has received all information that it considers necessary or appropriate for deciding whether to acquire the Shares and has had an opportunity to meet and ask questions of the management of the Company. Buyer is an “accredited investor” within the meaning of the Securities Act.

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Section 5.7           Disclosure of Information. Buyer acknowledges that (a) none of Seller, the Company nor any other Person has made any representation or warranty, express or implied, as to the Company’s Business, the Company or the accuracy or completeness of any information regarding the Company’s Business or the Company furnished or made available to Buyer and its Representatives, except as expressly set forth in Article III and Article IV of this Agreement, and (b) Buyer has not relied on any representation or warranty from Seller, the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in Article III and Article IV of this Agreement.

Section 5.8           Projections. In connection with Buyer’s investigation of the Company, Buyer has received from the Company and its Representatives certain projections, forecasts and business plan information, including projections, forecasts and business plan information relating to the Company’s Business. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Buyer is familiar with such uncertainties, that there can be no assurances that the projections, forecasts and plans are accurate or that the projections, forecasts and plans will be realized, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, and that Buyer shall have no claim against the Company, Seller or their respective Affiliates and Representatives with respect thereto (other than claims of, or causes of action arising from, fraud).

Section 5.9           Sufficient Funds. Buyer has available cash or has existing fully committed borrowing facilities which, together with its existing cash, are sufficient, and at the Closing will be sufficient, to purchase the Shares and consummate all of the Contemplated Transactions in accordance with the terms of this Agreement.

Section 5.10         No Brokers. Buyer is not obligated under any Contract which would result in the obligation of Buyer to pay any finder’s fee, brokerage or agent’s commissions in connection with the negotiations leading to this Agreement or the consummation of the purchase and sale of the Shares, except for amounts payable to Barclays Capital, which shall be the sole responsibility of Buyer.

ARTICLE VI

TAX MATTERS

Section 6.1           Tax Returns; Tax Contests.

(a)          Except as set forth in Section 6.1(d) below, Seller at its own expense will cause to be prepared and filed when due all Tax Returns for the Company for all taxable periods ending on or before the Closing Date (which for income Tax purposes shall include the Closing Date and the deemed sale of assets of the Company as provided in Section 6.5), and shall be responsible for and shall pay timely all Taxes due with respect to such Tax Returns.

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(b)          Such Tax Returns will be prepared consistent with past practice. Seller will permit Buyer to review and comment on each such Tax Return prior to filing and Seller will accept Buyer’s reasonable comments with respect to each such Tax Return. Notwithstanding anything to the contrary in Article X, Seller will have the sole right to conduct and control any audit, dispute or other Tax-related contest with any Governmental Authority relating to any S corporation income Tax Returns for any taxable period ending on or before the Closing Date; provided, however, that, Seller will consult with Buyer on the handling of any such audit, dispute or contest if such audit, dispute or contest reasonably could be expected to result in an increase in the Tax liability or the treatment of Tax items of Seller or the Company for a post-Closing period. Seller may settle any such audit, dispute or other contest without the prior consent of Buyer; provided, however, that, Seller shall not settle any such tax audit, dispute or other contest without Buyer’s prior written consent (which consent shall not be unreasonably delayed or denied), if such settlement would materially adversely affect the Tax liability of Buyer or the Company with respect to a post-Closing period.

(c)          Buyer at its own expense will cause to be prepared and filed all Tax Returns for the Company for Tax periods ending after the Closing Date (including any Tax Returns relating to a Straddle Period) and shall pay timely all Taxes due with respect to such Tax Returns (subject to Buyer’s right of indemnification under Section 10.7 in the case of Tax Returns relating to a Straddle Period). Buyer will permit Seller to review and comment on each such Tax Return relating to a Straddle Period prior to filing and will accept Seller’s reasonable comments with respect to each such Tax Return relating to a Straddle Period. Buyer will cause the Company not to amend any Tax Return in such a way that would increase Seller’s liability for Taxes without Seller’s prior written consent, except as may be required by applicable Law. Notwithstanding anything to the contrary in Article X and except as otherwise provided in Section 6.1(a), Buyer will have the sole right to conduct and control any audit, dispute or other Tax-related contest with any Governmental Authority relating to any Tax Returns of the Company. However, in the event there is a claim relating to Taxes that is subject to indemnification in accordance with Article X, Buyer will (i) promptly notify Seller of the existence of such claim, (ii) allow Seller to comment on such matters and provide Seller information reasonably requested by Seller and permit Seller to evaluate such claim, (iii) to the extent comments from Seller are received, reasonably and in good faith consider such comments, and (iv) not settle any such audit, dispute or other contest without Seller’s prior written consent, which consent shall not be unreasonably delayed or denied.

(d)          Within one hundred and eighty (180) days of the Closing Date, Buyer will cause to be prepared and filed all Tax Returns (and/or will cause to be initiated a request for a voluntary disclosure agreement with a Tax authority) for the Company for sales and use Taxes (such Taxes, “Sales Taxes” and such Tax Returns, “Sales Tax Returns”) for Tax periods ending on or before the Closing Date (including any Tax Returns relating to a Straddle Period) that Buyer determines, in its commercially reasonable discretion, should have been filed but have not been filed and shall pay timely all Sales Taxes shown to be due with respect to such Sales Tax Returns (subject to Buyer’s right of indemnification under Section 10.7). All reasonable costs and expenses associated with preparing and filing such Sales Tax Returns and with entering into any voluntary disclosure agreements with any Tax authorities with respect to Sales Taxes for such periods shall be borne by Seller (subject to the limitation on Seller’s indemnification obligation with respect to Sales Taxes in Section 10.7). Buyer will permit Seller to review and comment on each such Sales Tax Return prior to filing and will accept Seller’s reasonable comments with respect to each such Sales Tax Return. Buyer will cause the Company not to amend any such Sales Tax Return in such a way that would increase Seller’s liability for Sales Taxes without Seller’s prior written consent, except as may be required by applicable Law. Notwithstanding anything to the contrary in Article X, Buyer will have the sole right to conduct and control any audit, dispute or other Sales Tax-related contest with any Governmental Authority relating to any Sales Tax Returns of the Company, provided, however, Buyer will (i) promptly notify Seller of the existence of such claim, (ii) allow Seller to comment on such matters and provide Seller information reasonably requested by Seller and permit Seller to evaluate such claim, (iii) to the extent comments from Seller are received, reasonably and in good faith consider such comments, and (iv) not settle any such audit, dispute or other contest without Seller’s prior written consent, which consent shall not be unreasonably delayed or denied.

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Section 6.2           Straddle Period. In the case of Taxes that are attributable to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Period will be:

(a)           in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the Tax period ended as of the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 6.3           Cooperation. After the Closing, Buyer and Seller will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit and for the prosecution or defense of any proceeding relating to any proposed adjustment. Reasonable expenses incurred as a result of a request pursuant to this Section 6.3 will be borne by the party making such request. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable law (giving effect to any extensions or waivers) has expired. Except as otherwise provided herein, Buyer and Seller will cooperate with each other in connection with any audit, filing of Tax Returns or other proceedings involving the Company for Tax purposes and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

Section 6.4           Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller shall each be liable for 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions. Buyer will prepare and cause to be filed (and Buyer and Seller shall each be liable for 50% of all fees and expenses incurred in connection with the preparation and filing of) all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

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Section 6.5           Section 338(h)(10) Election. On the Closing Date, Seller shall join with Buyer in making a Section 338(h)(10) Election. Seller will provide Buyer with properly completed copies of IRS Form 8023 (and any corresponding state or local Tax forms) fifteen (15) calendar days prior to the Closing Date. Seller will execute and deliver to Buyer on the Closing Date any such forms that are or have been provided by Buyer for execution and promptly execute or cause to be executed such other forms as may reasonably be requested by Buyer thereafter in connection with making or perfecting the Section 338(h)(10) Election. For U.S. federal income Tax purposes (and, to the extent applicable, state and local tax purposes), Buyer and Seller will report the purchase of the Shares as a purchase and sale, respectively, of the assets of the Company in accordance with the Section 338(h)(10) Election.

Section 6.6           Allocation of Purchase Price.

(a)           The portion of the Purchase Price and other items properly includible in the deemed sales price of the assets of the Company pursuant to the Section 338(h)(10) Election will be allocated, for Tax purposes, among the Company’s assets and the Noncompetition and Nonsolicitation agreement contemplated by Section 7.8 in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all Treasury Regulations promulgated thereunder. The portion of the Purchase Price allocated to the Noncompetition and Nonsolicitation agreement contemplated by Section 7.8 is set forth on Schedule B.

(b)          Seller will prepare and deliver to Buyer fifteen (15) calendar days prior to Closing the required IRS Form 8883 for inclusion with the federal income Tax Returns of the Company for Tax periods ending on the Closing Date and any similar allocation form required under state, local or foreign law. Seller will permit Buyer to review and comment on the IRS Form 8883 (and any such similar forms), and shall accept such comments in Seller’s reasonable discretion. Buyer and Seller agree to report the sale of the Shares for federal income Tax purposes in accordance with the IRS Form 8883 (and any such similar forms) as ultimately filed, and will not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any Tax Return of the Company or Seller by a Governmental Authority, the fair market values of the relevant assets of the Company are finally determined to be different from the IRS Form 8883 (and any such similar forms), as adjusted, Buyer and Seller may (but will not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit. Set forth on Schedule B is the fair market value of the assets of the Company that the parties agree will be used to allocate such consideration in connection with the Section 338(h)(10) Election. Notwithstanding the foregoing, to the extent that the Purchase Price is adjusted after the Closing Date (including as a result of an indemnification payment hereunder), Buyer and Seller agree to amend the IRS Form 8883 (and any similar allocation forms required under state, local or foreign law) to take such adjustment into account.

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Section 6.7           Tax Witholding. Buyer shall be entitled to deduct and withhold from the payment of the portion of the Purchase Price allocable to the covenants contained in Section 7.8 herein such amounts as Buyer reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such amounts shall be (i) remitted to the appropriate Governmental Authority as required by the Code, or any provision of state, local or foreign Tax law and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1           Access and Investigation. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer, the Company will, and will cause its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to the Company’s personnel, properties, Contracts, books and records and other financial, operating and other data and information as Buyer may reasonably request. All information obtained by Buyer and its Representatives pursuant to this Section 7.1 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, none of Seller nor the Company shall be required to provide access to any information, property or personnel if (a) such party believes in good faith that such access is subject to any confidentiality obligations or reasonably would be likely to jeopardize such party’s attorney-client, work product or similar legal privilege; (b) any applicable Law may, in the good faith judgment of such party, require such party to restrict or prohibit access to any such information, properties or personnel; or (c) such access would unreasonably disrupt the businesses and operations of such party.

Section 7.2           Conduct of the Company’s Business Prior to Closing.

(a)          Except as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company will (i) conduct the Company’s Business in all material respects in the ordinary course of business, consistent with past practice and in accordance with applicable Law with no less diligence and effort than would be applied in the absence of this Agreement and (ii) use commercially reasonable efforts to (x) preserve intact in all material respects the current business organization of the Company, (y) keep available the services of its current employees, and (z) maintain relations and goodwill with suppliers, distributors, licensors, licensees, customers, landlords and creditors of the Company in the ordinary course of business consistent with past practice. Seller shall not, and shall not permit the Company to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Article VIII not being satisfied.

(b)          Except as otherwise expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, except in the ordinary course of business, without the prior written consent of Buyer:

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(i)          (A) make any material modifications to, terminate or renew any Material Agreement or material Governmental Authorization, (B) enter into any Contract which would be a Material Agreement, or (C) enter into, terminate or modify any Contract with any original equipment manufacturer or similar Persons;

(ii)         amend or otherwise change its Governing Documents;

(iii)        (A) issue, sell, lease, license, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (1) any equity or similar ownership interest or other security in the Company (including the Shares), (2) any options, stock units, warrants, convertible securities or other rights of any kind to acquire any equity or similar ownership interest in the Company (including the Shares), or (3) any material assets of the Company, or (B) sell, transfer, encumber, license or otherwise grant any rights to any Person to any Company Intellectual Property;

(iv)        reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities (including the Shares), or agree to do any of the foregoing;

(v)         acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to the Company) of, any business or any corporation, partnership, limited liability company, association, trust or other entity or organization or division thereof or otherwise acquire any material assets;

(vi)        except as may be required by applicable Law or for newly hired non-officer employees, enter into, adopt, terminate or amend, to make more favorable to the employee, officers, directors or consultants, any Company Benefit Plan, employment agreement, bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, purchase agreement, pension, retirement, deferred compensation, health, life, or disability insurance, dependent care or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or materially increase in any manner the compensation, paid bonus or fringe benefits of any director, officer or employee except for regular, scheduled compensation increases for employees who are not officers or directors in the ordinary course of business, or grant or increase any severance or termination pay, or otherwise change any of the terms of employment or service for any of its employees, officers, directors or consultants;

(vii)       (A) hire additional employees of the Company other than in the ordinary course of business, or without prior consent of Buyer, terminate the engagement of any employees other than in the ordinary course of business, (B) adopt any collective bargaining agreement, or (C) make any payment or loan of any nature to any employee, director or consultant of the Company (other than salary or fees payable, or reimbursement of bona fide business expenses, in the ordinary course of business consistent with past practices);

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(viii)      (A) make or revoke any material Tax election, (B) file any amended material Tax Return, (C) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or (D) settle or compromise any material Tax liability that could have a material adverse effect on Buyer, the Company, or any Affiliate thereof after the Closing Date;

(ix)         (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or otherwise permit the corporate existence of the Company to be suspended, lapsed or revoked, (B) create or form a subsidiary of the Company, or enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons, or (C) materially change an existing line of business or enter into any new line of business;

(x)          (A) create, incur, assume or guarantee any additional Indebtedness, (B) permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever, (C) incur a capital expenditure or make a commitment by the Company to incur a capital expenditure exceeding $35,000 individually or $70,000 in the aggregate, or (D) forgive or cancel any Liens or Indebtedness, or waive any claims or rights, having a value in excess of $25,000 (individually or in the aggregate);

(xi)         (A) change or modify its credit, collection or payment policies, procedures or practices, including accelerated collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities, or (B) enter into any Contract that restricts the Company from carrying on any business or other services or competing with any Person anywhere in the world, or restrict the Company from soliciting or hiring any person with respect to employment;

(xii)        (A) change any accounting method or practice (including any change in depreciation or amortization policies or rates) other than as required by GAAP, (B) revalue any of the Company’s assets (whether tangible or intangible), including writing down or writing-up the value of inventory or the value of any asset, or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $25,000, individually or in the aggregate, or (C) materially change the manner in which the Company extends warranties, discounts or credits to customers, other than in the ordinary course of business;

(xiii)       (A) commence or settle any Action, or (B) change, alter, terminate or obtain any insurance coverage, or suffer any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $25,000 for any individual loss or $50,000 for all such losses;

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(xiv)      (A) enter into any lease of real property, except any renewals of existing Real Property Leases in the ordinary course of business and consistent with past practice, with respect to which Buyer shall have the right to participate, or (B) modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property; or

(xv)       agree to do any of the foregoing.

Section 7.3           Consents; Approvals. Seller, the Company and Buyer shall coordinate and cooperate with one another and shall each use their respective commercially reasonable efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders needed to consummate the sale of the Shares and the Contemplated Transactions; provided, that the Company shall make all payments necessary to obtain consents, waivers, approvals, authorizations or orders of third parties needed for the Company to consummate the sale of the Shares and the Contemplated Transactions.

Section 7.4           Notification. Between the date of this Agreement and the Closing Date, Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and the Company, of (a) the occurrence or non-occurrence of any event after the date hereof, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 8.1(a) and Section 8.2(a), as the case may be, shall not be met, and (b) any failure of the Company or Buyer, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it after the date hereof such that the conditions to Closing set forth in Section 8.1(b) and Section 8.2(b), as the case may be, shall not be met (the occurrence or non-occurrence of any event after the date hereof specified in the foregoing clauses (a) or (b), a “Post-Signing Event”). The delivery of any such notice pursuant to this Section 7.4 shall not be deemed an admission or an acknowledgement (i) that the subject matter of such notice is material or would reasonably be expected to have a Company Material Adverse Effect or is outside of the ordinary course of business or inconsistent with past practice, or (ii) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

Section 7.5           No Negotiation. Except as expressly contemplated by this Agreement, (a) up until the Closing, Seller and the Company shall, and shall cause their Representatives and Affiliates (or their Representatives) to, (i) immediately discontinue and cause to be terminated any discussions or negotiations with any Person (other than Buyer) relating to any business combination transaction involving the Company, including the sale of any of the shares of capital stock of the Company, any merger or consolidation or other business combination, or the sale of any material assets of the Company (a “Competing Transaction”), and (ii) request the return to Seller or the Company, or the destruction, of all confidential documents and other material provided by Seller or the Company to third parties in connection with discussions or negotiations relating to a Competing Transaction; and (b) until such time, if any, as this Agreement is terminated pursuant to Article IX or the Closing occurs, Seller and the Company shall not, and shall cause their Representatives and Affiliates (or their Representatives) not to, (i) directly or indirectly solicit, initiate, facilitate (including by way of furnishing information) or encourage any inquiries or proposals from, or negotiate with, or enter into any Contract with, any Person (other than Buyer) relating to a Competing Transaction, or make any statements to any Person which may reasonably be expected to lead to any proposal concerning a Competing Transaction, or (ii) enter into any discussions negotiations with, or provide any information to, any third-party concerning a proposed Competing Transaction. Until such time, if any, as this Agreement is terminated pursuant to Article IX or the Closing occurs, Seller shall provide prompt written notice to Buyer of Seller’s or the Company’s receipt of any proposals concerning a Competing Transaction.

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Section 7.6           Further Action. Except as otherwise provided herein, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to transfer, convey, grant and confirm to and vest in Buyer good title to all of the Shares free and clear of all Liens and to consummate the Contemplated Transactions; provided, however, that pursuant to this Section 7.6, no party shall be required to (a) make any additional representations or warranties, or (b) incur any material expense or potential exposure to legal liability.

Section 7.7           Company Employees.

(a)          During the period from the Closing Date until one (1) year later (or their earlier termination of employment), employees of the Company shall participate in employee benefit plans (as defined in Section 3(3) of ERISA), but including any vacation or paid time off benefits, providing benefits not materially less favorable, in the aggregate, than those benefits provided to similarly situated employees of Buyer.

(b)          Buyer will, subject only to any required approval of any applicable insurance provider (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any Buyer welfare plan that such employees may be eligible to participate in after the Closing Date and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Buyer welfare plans that such employees are eligible to participate in after the Closing Date.

(c)          On and after the Closing Date, Buyer and any employee benefit plans maintained by Buyer in which employees of the Company participate, shall recognize the service with the Company of each such employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any “employee pension benefit plan” as defined in Section 3(2) of ERISA. Such service shall be determined in accordance with the practices and procedures of the Company in effect immediately prior to the Closing Date, as if such service had been rendered to Buyer.

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(d)          Prior to the Closing Date, the Company shall terminate its existing relationship with Oasis Outsourcing, Inc. pursuant to the Oasis Service Agreement. The Company shall act as directed in writing by Buyer (including adopting all necessary corporate resolutions) with respect to the Company’s participation in the Oasis Outsourcing Retirement Savings Plan following the termination of its relationship with Oasis Outsourcing, Inc. pursuant to the Oasis Service Agreement.

(e)          Nothing in this Agreement (i) shall require Buyer, the Company or any subsidiary to continue to employ any particular employee following the Closing Date, or (ii) shall be construed to prohibit Buyer, the Company or any subsidiary from amending or terminating any Company Benefit Plan. No provision of this Agreement shall (i) create any third party beneficiary rights in any employee or any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided, or (ii) be construed as in any way modifying or amending the provisions of any Company Benefit Plan.

Section 7.8           Noncompetition and Nonsolicitation. Seller acknowledges that the provisions of this Section 7.8 are reasonable (including in geographic, temporal and scope of activity restrictions) and necessary to protect the legitimate business interests of Buyer and its investment hereunder (including related goodwill), and but for the provisions of this Section 7.8, Buyer would not purchase the Shares. For a period of five (5) years from the Closing Date, Seller and its Affiliates shall not, directly or indirectly, own, manage, operate, control, or participate or engage in the ownership, management, operation, or control of, or be connected with, or have any financial interest in, any Person or business engaged in the business of brokering, soliciting, selling, marketing or otherwise arranging for the transportation of vehicles or otherwise providing inventory services or logistical services in connection with the transportation of vehicles, including without limitation the development, marketing or use of software designed to provide any of such services, in the United States, Canada, Mexico, any country in Europe or Asia, or any other country in the world (any of the foregoing, a “Restricted Business”); provided, however, that the foregoing shall not be deemed violated by (1) ownership, for personal investment purposes only, of not to exceed individually two (2%) percent of (i) the outstanding capital stock of any privately held entity, or (ii) voting stock of any publicly held corporation, or (2) the business, as substantially currently operated, listed on Section 7.8 of the Company Disclosure Schedule. For a period of three (3) years from the Closing Date, Seller and its Affiliates shall not (i) solicit or encourage any Person that is a customer, supplier or distributor of the Restricted Business to terminate or divert its business relationship with the Restricted Business or not to establish or expand a business relationship with the Restricted Business, or (ii) solicit or encourage any officer, employee or consultant of the Company prior to or any time after the Closing to leave its employ or service with Buyer or the Company or become employed or engaged by any Seller or any of its affiliates. The time periods provided for in this Section 7.8 shall be extended to include any period of time during which either Seller or any of its Affiliates is in violation of the provisions of this Section 7.8. Seller further acknowledges and agrees that, in the event of a breach or threatened breach by either Seller or any of its Affiliates of any of the provisions of this Section 7.8, Buyer and/or its Affiliates will have no adequate remedy under any applicable Law, and accordingly, shall be entitled, without the requirement of posting any bond, to injunctive or other appropriate equitable remedies against such breach or threatened breach in addition to any other remedies which it may have. If at any time the provisions of this Section 7.8 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7.8 shall be considered divisible and shall become and be immediately amended to cover such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Seller agrees that this Section 7.8 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 7.8, the term “Seller” shall mean: (i) the Wayne and Naomi Harris Trust of 2001, dated December 11, 2001; (ii) Wayne Harris; and/or (iii) Naomi Harris.

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Section 7.9           Names Following Closing; Records. Immediately following the Closing, Seller and its Affiliates shall amend or terminate any Governing Document, certificate of assumed name or d/b/a filings so as to eliminate its right to use the Names or any name that, in the judgment of Buyer, is similar to the Names, and Seller shall not thereafter use the Names or other names acquired by Buyer hereunder or names confusingly similar thereto. “Names” means “1st Auto Transport Directory,” “CentralDispatch,” “CentralDispatch.com,” “JTracker,” “JTracker.com,” “movecars” and “movecars.com” and any variations and derivatives thereof. After the Closing, Seller will furnish or cause to be furnished to Buyer as promptly as practicable all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, in the possession of Seller relating to the business and operations of the Company to the extent not then in the possession of the Company.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1           Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)          Company and Seller’s Representations and Warranties. (1) The representations and warranties of each of Seller and the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date (except (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)) and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect) with the same force and effect as if made on and as of the Closing Date, and (2) the Fundamental Representations and the representations and warranties contained in Section 3.11(c) shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

(b)          Company and Seller’s Performance. Each of Seller and the Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Seller and the Company, respectively, on or prior to the Closing Date.

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(c)          Seller Closing Certificate. Seller shall have executed and delivered to Buyer a certificate that each of the conditions set forth in Section 8.1(a) and (b) have been satisfied by Seller in all respects.

(d)          Company Closing Certificate. The Company shall have delivered to Buyer a certificate, executed by the President of the Company, certifying that each of the conditions set forth in Section 8.1(a) and (b) have been satisfied by the Company in all respects.

(e)          Secretary’s Certificate. The Company shall have delivered to Buyer a certificate, executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the effectiveness of the resolutions authorizing the execution and delivery of this Agreement and the related agreements to which the Company is a party required pursuant hereto and authorizing the Contemplated Transactions; (ii) the Company’s Governing Documents, (iii) the good standing of the Company in its jurisdiction of organization and other jurisdictions in which it is authorized to do business; (iv) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the related agreements to which the Company is a party; and (v) the Company’s good faith estimate of the Seller Excluded Obligations.

(f)          No Injunction. There must not be in effect any Law or any injunction or other Governmental Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement. No Action shall be pending before any Governmental Authority wherein an unfavorable Governmental Order would prevent, make illegal, or cause to be rescinded, the consummation of the Contemplated Transactions.

(g)          FIRPTA Certificate. Seller will have delivered to Buyer a statement in form and substance satisfactory to Buyer conforming to the requirements of Sections 1.1445-2(c) and 1.897-2(h)(1)(i) of the Treasury Regulations, stating that no interest in the Company is a “United States real property interest” within the meaning of Code Section 897.

(h)          IRS Form 8883. Buyer and Seller will have agreed upon the allocation of the Purchase Price and agreed upon and completed the IRS Form 8883 to be filed by the parties, which agreement and completion shall not be unreasonably delayed or withheld.

(i)          Harris Employment Agreement. Wayne Harris shall have executed and delivered to Buyer the Employment Agreement (the “Harris Employment Agreement”) in the form attached hereto as Exhibit A.

(j)          Delivery of Shares. Seller shall have delivered to Buyer certificates representing the Shares, duly and properly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, in proper form for transfer, and otherwise in form and substance reasonably acceptable to Buyer.

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(k)          Escrow Agreement. Seller shall have delivered to Buyer the Escrow Agreement, duly executed and delivered by Seller.

(l)          Resignations. Seller shall have delivered, or caused to be delivered, to Buyer duly signed resignations, dated the Closing Date, of each director of the Company, effective as of the Closing.

Section 8.2           Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a)          Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date)) with the same force and effect as if made on and as of the Closing Date.

(b)          Buyer’s Performance. Buyer shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c)          Buyer Closing Certificate. Buyer shall have executed and delivered to Seller a certificate, executed by the President of Buyer, that each of the conditions set forth in Sections 8.2(a) and (b) have been satisfied by Buyer in all respects.

(d)          No Injunction. There must not be in effect any Law or any injunction or other Governmental Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

(e)          IRS Form 8883. Buyer and Seller will have agreed upon the allocation of the Purchase Price and agreed upon and completed the IRS Form 8883 to be filed by the parties, which agreement and completion shall not be unreasonably delayed or withheld.

(f)          Employee Severance Agreement. Buyer shall have executed and delivered to each employee of the Company (other than Wayne Harris and Naomi Harris) an employee severance agreement in the form attached hereto as Exhibit B providing for the severance payments in the amount set forth opposite each such employee’s name on Schedule C.

(g)          Harris Employment Agreement. Buyer shall have executed and delivered to Wayne Harris the Harris Employment Agreement.

(h)          Delivery of Purchase Price. Buyer shall have delivered to Seller the Purchase Price (minus the Escrow Amount) as provided in Section 2.2 hereof.

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(i)          Escrow Agreement. Buyer shall have delivered to Seller the Escrow Agreement, duly executed and delivered by Buyer.

ARTICLE IX

TERMINATION

Section 9.1           Termination.

(a)          This Agreement may be terminated at any time prior to the Closing:

(i)          By the mutual written consent of Seller, the Company and Buyer;

(ii)         Upon ten (10) days’ prior written notice, by either Seller and the Company, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by the date that is six (6) months after the date hereof; provided, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to any party that is in material breach of or default under this Agreement or whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii)        by Buyer, if Seller or the Company breaches or fails to perform of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.1(a) or 8.1(b) and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller of such breach; or

(iv)        by Seller, if Buyer breaches or fails to perform of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 8.2(a) or 8.2(b) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer of such breach.

(b)          In the event of any termination pursuant to this Section 9.1:

(i)          Buyer shall return, and shall cause its Affiliates and Representatives to return, to the Company all documents and other material received from the Company or Seller or any of their respective Representatives relating to the Contemplated Transactions, whether so obtained before or after the execution hereof; and

(ii)         All confidential information received by Buyer, its Affiliates and their respective Representatives shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

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Section 9.2           Effect of Termination. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (a) Section 9.1, this Section 9.2, and Article XI shall survive any such termination and (b) if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that in the event of any termination of this Agreement prior to the Closing, including pursuant to this Article IX, Seller shall not have any liability to Buyer or any of its Affiliates arising out of or resulting from this Agreement or any Contemplated Transactions, except that Seller shall be liable for Seller’s violations (if any) of the terms of this Agreement prior to such termination and Buyer further agrees, and agrees to cause its Affiliates, to seek a remedy for any claims that may arise out of or result from any breach of this Agreement by the Company prior to the Closing against the Company and not against Seller.

ARTICLE X

INDEMNIFICATION

Section 10.1         Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing solely for the purposes of this Article X and such representations and warranties shall terminate on the date that is eighteen (18) months after the Closing Date (the “Termination Date”); provided, however, that if written notice of a claim is given in accordance with Section 10.4 hereof with respect to any representation or warranty prior to the Termination Date, such representation or warranty shall continue until such claim is finally resolved. Subject to the immediately preceding clause, neither Buyer nor Seller shall have any liability whatsoever with respect to any such representations and warranties after the Termination Date. The limitation on survival set forth in this Section 10.1 shall not apply to claims related to (i) the representations and warranties contained in Section 3.19 (Employee Benefit Plans), Section 3.21 (Taxes) and Section 3.23 (Environmental Law), which shall survive until thirty (30) days after the expiration of the applicable statute of limitations, or (ii) the representations and warranties contained in Section 3.1 (first sentence) (Organization, Good Standing and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.5 (Capitalization and Voting Rights), Section 3.25 (No Brokers), Section 4.1 (Title to and Transfer of the Shares) and Section 4.2 (Authorization; Enforceability) , which shall survive into perpetuity and shall not terminate, (subclauses (i) and (ii) above collectively, the “Fundamental Representations”).

Section 10.2         Indemnification by Seller. Subject to the limitations set forth in this Article X, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and Representatives from and against any and all liabilities, damages, debts, obligations, claims, costs or expenses, interest, awards, judgments, orders, fines and penalties (including reasonable attorneys’ fees and expenses) (each a “Loss”) actually suffered or incurred by Buyer to the extent such Losses arise out of, relate to or result from (a) the breach of any representation or warranty made by Seller or the Company contained in this Agreement (in each case as such representation and warranty would be read without giving effect to any limitation as to “materiality” or “material adverse effect” or “Company Material Adverse Effect” set forth therein); (b) the breach of any covenant or agreement by Seller or the Company contained in this Agreement, or (c) any Seller Excluded Obligations (each a “Buyer Loss”).

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Section 10.3         Indemnification by Buyer. Subject to the limitations set forth in this Article X, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives from and against any and all Losses actually suffered or incurred by Seller to the extent such Losses arise out of, relate to or result from (a) the breach of any representation or warranty made by Buyer contained in this Agreement; or (b) the breach of any covenant or agreement by Buyer contained in this Agreement (each a “Seller Loss”).

Section 10.4         Procedures for Indemnification.

(a)          Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Action by a third-party (“Third Party Claim”) with respect to any matter referred to in Sections 10.2 or 10.3, the Indemnitee shall give written notice thereof (the “Claim Notice”) to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.

(b)          With respect to claims for indemnification for any matter referred to in Section 10.2(a) other than claims arising out of or related to a Fundamental Representation, the Buyer shall be entitled, but not obligated, to assume and control the defense (with counsel reasonably acceptable to Buyer) of such Third Party Claim at its expense if it gives notice of its intention to do so to Seller within thirty (30) calendar days of the receipt of the Claim Notice by Seller; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of Seller for the same counsel to represent both Buyer and Seller, then Seller shall be entitled to retain its own counsel, reasonably acceptable to Buyer, at the expense of Seller. In the event Buyer exercises the right to undertake any such defense against any such Third Party Claim as provided above, Seller shall cooperate with Buyer in such defense and make available to Buyer all witnesses, pertinent records, materials and information in Seller’s possession or under Seller’s control relating thereto as is reasonably required by Buyer.

(c)          With respect to claims for indemnification for any matter referred to in Sections 10.2(b) or 10.2(c) or arising out of or related to a Fundamental Representation, Seller shall be entitled, but not obligated, to assume and control the defense (with counsel reasonably acceptable to Buyer) of such Third Party Claim at its expense if it gives notice of its intention to do so to Buyer within thirty (30) calendar days of the receipt of such Claim Notice by Seller; provided, however, that (a) Buyer may participate (at its own expense) in the Third Party Claim, and provide reasonable advice on the litigation strategy which Seller shall incorporate into its litigation strategy if it would be reasonable or advantageous to do so and (b) Buyer shall receive copies of all pleadings and settlement papers, and shall be permitted to attend all court proceedings and depositions and all litigation strategy and settlement meetings; and provided, further, that Buyer (instead of Seller) shall be entitled, but not obligated, to assume and control such defense of such Third Party Claim (and, for the avoidance of doubt, Buyer’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) of conducting such defense shall be included as indemnifiable Buyer Losses) if:

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(i)          Seller is not using commercially reasonable and diligent efforts to defend such Third Party Claim, or Seller is not achieving reasonable success on the procedural matters and the merits of such Third Party Claim, or Seller is not in compliance with the preceding portion of this sentence above;

(ii)         there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of Buyer for the same counsel to represent both Buyer and Seller;

(iii)        the Third Party Claim seeks, (x) an amount of damages that is, or would reasonably be expected to be, in excess of the Escrow Amount or (y) in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(iv)        the Third Party Claim relates to or arises in connection with any criminal Action, indictment or allegation; or

(v)         Seller fails to provide reasonable assurance to Buyer of Seller’s financial capacity to prosecute the defense of such Third Party Claim.

In the event Seller is, directly or indirectly, conducting the defense against any such Third Party Claim, Buyer shall cooperate with Seller in such defense and make available to Seller all such witnesses, pertinent records, materials and information in Buyer’s possession or under Buyer’s control relating thereto as is reasonably required by Seller.

(d)          Neither Buyer nor Seller shall settle or compromise any Third Party Claim or consent to the entry of any judgment (i) unless Seller or Buyer, as the case may be, is given an unconditional written release by the claimant or plaintiff from all liability in respect of such Third Party Claim or (ii) without the prior written consent of Seller or Buyer, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed. No Third Party Claim which is being defended in good faith by Buyer or Seller, as applicable, in accordance with the terms of this Agreement shall be settled by Buyer or Seller, as applicable, without the prior written consent of Seller or Buyer, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

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Section 10.5         Limitations on Indemnification.

(a)          Notwithstanding anything herein to the contrary except as provided in Section 10.7, Seller shall only be obligated to indemnify Buyer and its Affiliates and Representatives under Section 10.2(a) if, and to the extent that, the aggregate of all Buyer Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Buyer’s Deductible”). Additionally, Seller shall not be obligated to indemnify Buyer and its Affiliates and Representatives under Section 10.2(a) to the extent that the aggregate of all Buyer Losses to which Buyer is entitled to indemnification pursuant to this Section 10.5(a) exceeds an amount equal to the Escrow Amount. Claims for Buyer Losses shall first be funded by the Escrow Amount held by the Escrow Agent pursuant to the Escrow Agreement. The limitations in Section 10.5(a) shall not apply to any Buyer Losses with respect to a breach of any of the Fundamental Representations, or to Sections 10.2(b) or (c).

(b)          Notwithstanding anything herein to the contrary except as provided in Section 10.7, Buyer shall only be obligated to indemnify Seller and its Affiliates and Representatives under Section 10.3(a) if, and to the extent that, the aggregate of all Seller Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Seller’s Deductible”). Additionally, Buyer shall not be obligated to indemnify Seller or its Affiliates and Representatives under Section 10.3(a) to the extent that the aggregate of all Seller Losses to which Buyer is entitled to indemnification pursuant to this Section 10.5(b) exceeds an amount equal to the Escrow Amount.

(c)          Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable to another Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not apply to and shall not be construed to preclude recovery from an Indemnitor by an Indemnitee in respect of any of such Losses directly incurred from Third Party Claims. The amount of the Indemnitor’s liability under this Agreement shall be net of any “Tax benefit” realized or received by the Indemnitee in the year that the indemnification amount is paid, where such Tax benefit shall mean the amount of the actual reduction in the liability for Taxes (including through recoveries of Taxes through the carryover of net operating losses or reductions in Taxes attributable, in whole or in part, to basis adjustments) as a result of the payment or accrual by any Person of any loss, expense, other amount or Tax. The parties shall use commercially reasonable efforts to mitigate their Losses.

(d)          The amount of an Indemnitor’s liability under this Agreement shall be net of any applicable insurance proceeds received or receivable by, and that would reduce the overall impact of the Losses upon, the Indemnitee.

(e)          The limitations set forth in this Section 10.5 shall not apply with respect to claims of, or causes of action arising from, fraud.

(f)          Notwithstanding anything to the contrary herein, Seller and its Affiliates and Representatives shall have no right of contribution or other recourse against the Company, or any of its Affiliates, Representatives, assigns or successors in connection with any indemnification or other claims asserted by Buyer or its Affiliates or Representatives, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Company are solely for the benefit of the Buyer and its Affiliates and Representatives.

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Section 10.6         Indemnification as Exclusive Remedy. Subject to the limitations set forth in this Article X, and in all cases except with respect to claims of, or causes of action arising from, fraud, (a) the indemnification provided in Section 10.2 shall be Buyer’s exclusive remedy for any breach by Seller or the Company of any representation, warranty or covenant contained herein, and (b) the indemnification provided in Section 10.3 shall be Seller’s and the Company’s exclusive remedy for any breach by Buyer of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof).

Section 10.7         Tax Indemnification. Notwithstanding anything to the contrary in this Article X, and notwithstanding the limitations on indemnification provided in Section 10.5, Seller will indemnify and hold harmless, on an after-income-Tax basis, Buyer and the Company against any and all Taxes of or with respect to the Company for any Pre-Closing Period; provided, however, that solely with respect to Sales Taxes (and the reasonable costs and expenses associated with contesting such Sales Taxes together with all costs and expenses allocated to Seller under Section 6.1(d)), Seller’s indemnification obligation under this Section 10.7 shall not exceed $600,000, which shall be funded from the Escrow Amount pursuant to the terms of the Escrow Agreement.  With respect to Sales Taxes, Seller shall indemnify Buyer only for Taxes in jurisdictions where there was sufficient nexus, as determined by Buyer in its commercially reasonable discretion, as a result of the operation of the Company’s Business prior to the Closing Date. For the avoidance of doubt, except with respect to claims of, or causes of action arising from, fraud, Buyer’s exclusive remedy for Sales Taxes shall be the indemnification provided by this Section 10.7. Seller will pay the amount required to be indemnified under this Section 10.7 no later than ten (10) Business Days after Buyer notifies Seller of Seller’s indemnification obligation under this Section 10.7, subject to Seller’s rights to object to such claims pursuant to Section 10.8 and the terms of the Escrow Agreement.

Section 10.8         Tax Indemnification Procedure. In the case of any claim for indemnification by Buyer pursuant to Section 10.7, if Buyer and Seller are unable to agree on the amount of Seller’s indemnification obligation within ten (10) Business Days after Buyer notifies Seller of such obligation, such claim shall be submitted to a nationally recognized accounting firm mutually agreeable to the parties for binding resolution. The fees of such accounting firm shall be borne equally by Buyer and Seller.

Section 10.9         Tax Treatment of Indemnification. Any indemnification payments made pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

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ARTICLE XI

MISCELLANEOUS

Section 11.1         Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Escrow Agreement and the Confidentiality Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 11.2         Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

Section 11.3         Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received: (i) when delivered personally or by telecopy; (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee; or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Seller, to:

The Wayne and Naomi Harris Trust of 2001, dated December 11, 2001
Address: Separately Supplied
Attention: Wayne M. Harris, Trustee
Telephone No.: Separately Supplied
Facsimile No.: Separately Supplied

With a copy, given in the manner prescribed above, to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: Christopher M. Forrester
Telephone No.: 650-813-5655
Facsimile No.: 650-251-3500

If to the Company prior to the Closing Date, to:

1st Auto Transport Directory, Inc.
Address: Separately Supplied
Attention: Wayne M. Harris, President
Telephone No.: Separately Supplied
Facsimile No.: Separately Supplied

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With a copy, given in the manner prescribed above, to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: Christopher M. Forrester
Telephone No.: 650-813-5655
Facsimile No.: 650-251-3500

If to Buyer, to:

DealerTrack, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, NY 11042
Attention: Gary Papilsky
Telephone No.: (516) 734-3822
Facsimile No.: (516) 908-4958

With a copy, given in the manner prescribed above, to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Paul Scrivano, Esq.
Telephone No.: (212) 326-2000
Facsimile No.: (212) 326-2061

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

Section 11.4         Liquidation of Seller. Prior to Seller’s liquidation or distribution or transfer of all or substantially all of Seller’s assets, each of Wayne Harris, Naomi Harris and Seller shall cause Seller’s beneficiaries or transferees of such assets to assume Seller’s obligations under this Agreement in a written instrument in form and substance reasonably satisfactory to Buyer.

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Section 11.5         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the previous sentence, neither the rights nor the obligations under this Agreement shall be assigned or delegated by operation of law or otherwise and any attempted assignment or delegation in violation of this provision shall be null and void.

Section 11.6         Confidentiality. This Agreement is not intended to supersede or replace the Confidentiality Agreement. The Confidentiality Agreement will survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms and each of the Company and Buyer will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement.

Section 11.7         Materiality. The fact that there have been included in the Schedules and may be included elsewhere in this Agreement items which are not “material” shall not be deemed to be an agreement by the Company or Seller that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

Section 11.8         Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the Escrow Agreement or the Contemplated Transactions without the prior written consent (not to be unreasonably withheld) of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, that a party may, without the prior consent of the other parties, make such press release or public announcement as may be required by Law or any listing agreement with a securities exchange if it has used reasonable efforts to consult with the other parties and to obtain such parties consent but has been unable to do so in a timely manner.

Section 11.9         Expenses. Except as otherwise provided in this Agreement (including Article X), irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, the Escrow Agreement and the other documents or agreements contemplated hereby.

Section 11.10         Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 11.11         Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by each of the parties hereto. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and each future holder of the Shares.

Section 11.12         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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Section 11.13         Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section, Article, Subsection, Paragraph, Subparagraph, Clause, Exhibit or Schedule, such reference shall be to a section, article, subsection, paragraph, subparagraph or clause of, or an exhibit or schedule to, this Agreement. Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The Schedules and Exhibits identified in this Agreement, including the Company Disclosure Schedule, are incorporated herein by reference and made a part of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Each of Seller and Buyer acknowledges that: (i) it has read this Agreement; (ii) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (iii) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Each of Seller and Buyer acknowledges that it is not in a disparate bargaining position with Buyer or Seller, respectively.

Section 11.14         No Third Party Beneficiaries. This Agreement is solely for the benefit of the Company, Seller and Buyer and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Persons any rights or remedies hereunder.

Section 11.15         Counterparts. This Agreement may be executed in one or more counterparts (by original or facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.16         Exclusive Jurisdiction; Waiver of Jury Trial. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for all purposes of this Agreement (including any breach of this Agreement), and neither party shall contest such jurisdiction or attempt to assert that venue in such courts is improper. THE PARTIES HEREBY WAIVE TRIAL BY JURY.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Wayne and Naomi Harris Trust of 2001, dated December 11, 2001

By:	/s/ Wayne Harris
Name:	Wayne Harris
Title:	Trustee of the Wayne and Naomi Harris
Trust of 2001, dated December 11, 2001

By:	/s/ Naomi Harris
Name:	Naomi Harris
Title:	Trustee of the Wayne and Naomi Harris
Trust of 2001, dated December 11, 2001

Solely with respect to Section 7.8 and Section 11.4:

/s/ Wayne Harris
Wayne Harris

/s/ Naomi Harris
Naomi Harris

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

1ST AUTO TRANSPORT DIRECTORY, INC.

By:	/s/ Wayne Harris
Name:	Wayne Harris
Title:	President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DEALERTRACK, INC.

By:	/s/ Mark O’Neil
Name:	Mark O’Neil
Title:	CEO

[Signature Page to Stock Purchase Agreement]